Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of First Watch Restaurant Group, Inc. of our report dated April 23, 2021, except for the effects of the stock split discussed in Note 21 to the consolidated financial statements, as to which the date is September 22, 2021, relating to the financial statements of First Watch Restaurant Group, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida

September 22, 2021